Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Emulex Corporation:
We consent to the use of our reports dated September 15, 2005, with respect to the consolidated balance sheets of Emulex Corporation as of July 3, 2005 and June 27, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 3, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 3, 2005, and the effectiveness of internal control over financial reporting as of July 3, 2005, incorporated herein by reference.
/s/ KPMG LLP
Costa Mesa, California
April 13, 2006